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                                                                   EXHIBIT 10.26
                            THIRD AMENDMENT TO LEASE

This Third Amendment to Lease is dated for reference purposes as of August 5, 1996 and is made a part of that Lease (the "Lease") dated May 28, 1991, by and between Wells Fargo Bank, N.A., a California corporation, and Business Furniture Solutions, Inc., a California corporation, dba Business Interiors ("Tenant"), as amended, affecting certain real property commonly known as Suites 101, 102, 230 and 240, at 2150 North First Street, San Jose, California.

                                R E C I T A L S:

      A. The parties hereto have previously amended the Lease by that First Amendment to Lease dated for reference purposes as of December 21, 1993, and by that Second Amendment to Lease dated November 15, 1995, which amendment, among other things, added Suites 100, 102 and 240, terminated the lease of Suite 230 and extended the term of all their Leased Space to August 31, 2001.

      B. The parties now desire to add certain additional space to the Premises and to make certain additional provisions as more particularly set forth hereinbelow. All capitalized terms in this Amendment which are not defined herein shall have the meaning attributed to them in the Lease.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

      1. Additional Space. Suite 220 and a portion of Suite 210 (together to be designated as Suite 220) within the Building, as shown on Exhibit "A-1", attached hereto and incorporated herein by this reference, is hereby added to the leased Premises, effective as of September 15, 1996:

                                                  Rentable
                 Suite No.                       Square Feet
                 ---------                       -----------
                   220                              2364

      As of September 15, 1996, the Tenant's total rentable square footage of the entire Premises subject to the Lease, including the newly designated Suite 220, will be Twenty-One Thousand One Hundred Sixty-One (21,161) square feet.
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      2. Base Monthly Rent. Commencing on September 15, 1996, and continuing through January 31, 1999, Base Monthly Rent payable under the Lease by Tenant for the Premises shall be as follows:

                                      Monthly
                         Rentable      Rental
      Suite No.        Square Feet      Rate        Rent
      ---------        -----------     -----     ----------
         100              5,149        $1.60     $ 8,238.40
         101              8,377        $1.60     $13,403.20
         102              2,734        $1.60     $ 4,374.40
         240              2,537        $1.48     $ 3,754.76
         220              2,364        $1.58     $  3735.12
                          -----                  ----------

              Total      21,161                  $33,505.88
                                                 ==========

      On February 1, 1999, and on February 1, 2000, ( the "Adjustment Dates" ) the Tenant's Base Monthly Rent for the Premises in effect as of each Adjustment Date shall be increased by the Consumer Price Index (as defined in Section 1.11 of the Lease) as compared with the Consumer Price Index in effect one year prior to such Adjustment Date. In no event shall Base Monthly Rent be reduced by the foregoing adjustments.

      3. Security Deposit. On the execution hereof, Tenant's existing Security Deposit in the amount of Twenty -Nine Thousand Seven Hundred Seventy Dollars ($29,770.00) shall be increased by Three Thousand Seven Hundred Thirty-Five Dollars ($3735.00) to bring the total security Deposit to Thirty-Three Thousand Five Hundred Five Dollars ($33,505.00) and held by Landlord pursuant to Section
3.5 of the Lease.

      4. Adjustment of Tenant's Share. Effective September 15, 1996, Tenant's Share of the Building shall be adjusted to Seventeen and Sixty-Three Hundredths Percent (17.63%).

      5. Tenant Improvement Allowance. Tenant is accepting the space in an "as is" condition except that landlord will add a partition and remove a wall as depicted in Exhibit "A-1". The cost of any other tenant improvements will be paid for by the tenant. All requirements set forth in the Lease, including without limitation the terms and provisions of article 5, regarding Tenant improvements and alterations to the Building shall apply with respect to the improvements and alterations being constructed by Tenant to any part of the Premises. Without limiting the generality of the foregoing, Landlord and Tenant agree that Tenant's general contractor and the plans and specifications for Tenant's improvements and alterations (or any changes made thereto) shall have been approved in writing by Landlord prior to commencement of any work related thereto. additionally, prior to commencement of any such work, Tenant shall obtain and furnish Landlord with a certificate of insurance providing contingent liability and broad form
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builder's risk insurance in an amount of not less than Five Million Dollars
($5,000,000) and otherwise reasonably acceptable to Landlord.

      6. Effectiveness. The effectiveness of this Amendment shall be conditioned upon the execution by First Franklin Financial Corporation ("First Franklin") of an Amendment to that certain Office Lease between Landlord and First Franklin dated January 30, 1992, as amended, pursuant to which First Franklin shall terminate such lease with respect to the expanded Suite 220 within the Building.

      7. No Brokerage Commission. Tenant shall hold Landlord harmless form the payment of any brokerage commissions related to this Amendment owing or claimed to be owing to any brokers hired, consulted or otherwise involved herein.

      IN WITNESS WHEREOF, Landlord and Tenant hereby agree to the foregoing provisions and make them a part of the Lease.

                                               LANDLORD:
                                               2150 NORTH FIRST STREET PARTNERS,
                                               California Limited partnership

                                               By:
                                                  -----------------------------
                                                  Tito J. Bianchi
                                               Its:  General Partner

                                               TENANT:

                                               BUSINESS RESOURCE GROUP, INC.,
                                               A California Corporation

                                               By:
                                                  -----------------------------